Exhibit 2.2
TENDER AND SUPPORT AGREEMENT
     TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of February 28, 2007 among Oracle Corporation, a Delaware corporation (“Parent”), Hotrod Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and each individual listed on Annex I (each, a “Shareholder”), each an owner of shares of common stock of Hyperion Solutions Corporation, a Delaware corporation (the “Company”).
     WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of the number of shares of Company Common Stock set forth opposite such Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I, and no other Company Securities, (all such directly owned shares of Company Common Stock which are outstanding as of the date hereof and which may hereafter be issued pursuant to any exercise of Company Stock Options or vesting of Company Restricted Share Units, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);
     WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Subsidiary and the Company, Parent and Merger Subsidiary have requested that each Shareholder, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement each Shareholder (only in such Shareholder’s capacity as a shareholder of the Company) has agreed to, enter into this Agreement;
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 1.02 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
Agreement to Tender
     Section 1.01. Agreement to Tender. (a) Each Shareholder shall duly tender, or cause to be tendered, in the Offer, all of the Subject Shares (other than

(x) any Subject Shares representing Company Restricted Shares or unvested Company Restricted Share Units or (y) any Subject Shares subject to any plan pursuant to Rule 10b5-1 in existence as of the date hereof) (collectively, the “Tender Shares”) pursuant to and in accordance with the terms of the Offer. Promptly, but in any event no later than ten Business Days after the commencement of the Offer, each Shareholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to such Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct his or her broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Shareholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.
     (b) Each Shareholder agrees that once his or her Subject Shares are tendered by him or her, such Shareholder will not withdraw, nor permit the withdrawal of, any tender of such Subject Shares, unless and until (i) the Offer shall have been terminated by Merger Subsidiary in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 3.03.
ARTICLE 2
Additional Covenants of the Shareholders
     Subject to Section 3.15, each Shareholder hereby covenants and agrees, severally and not jointly, that:
     Section 2.01. Voting Of Subject Shares. At every meeting of the shareholders of the Company called for such purpose, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, vote his or her Subject Shares (to the extent that any of such Shareholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the shareholders of the Company is held, such Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause his or her Subject Shares (to the extent that any of such Shareholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.
     Section 2.02. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, such Shareholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his or her Subject Shares or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by Applicable Law or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any Contract with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares relating to the subject matter hereof, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of each Shareholder herein untrue or incorrect; provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of any Shareholder, or a trust for the exclusive benefit of any Shareholders and/or any immediate family members of such Shareholder; provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Parent) and such transfer shall not relieve any Shareholder of any of his or her obligations hereunder.
     (b) Any attempted transfer of Subject Shares or any interest therein in violation of this Section 2.02 shall be null and void. In furtherance of this Agreement, such Shareholder shall and hereby does authorize the Company and Merger Subsidiary’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his or her Subject Shares (and that this Agreement places limits on the voting and transfer of his or her Subject Shares); provided that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.
     Section 2.03. Dissenter’s Rights. Such Shareholder agrees not to exercise any dissenter’s rights in respect of his or her Subject Shares which may arise with respect to the Merger.

     Section 2.04. Documentation and Information. Such Shareholder (i) consents to and authorizes the publication and disclosure by Parent of his or her identity and holding of Subject Shares, and the nature of his or her commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary or desirable in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Such Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent such Shareholder become aware that any shall have become false or misleading in any material respect.
ARTICLE 3
Miscellaneous
     Section 3.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman
Facsimile No.: (650) 633-1813
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2112
     if to any Shareholder, to:
Hyperion Solutions Corporation
5450 Great America Parkway
Santa Clara, CA 95054
Attention: General Counsel
Facsimile No.: (408) 588-8530

     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Gregory C. Smith
Facsimile No.: (650) 470-4570
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 3.02. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Subsidiary may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote his or her Subject Shares as contemplated by Section 2.01.
     Section 3.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time.
     Section 3.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 3.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 3.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 3.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.
     Section 3.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     Section 3.09. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of California or any California state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.01 shall be deemed effective service of process on such party.
     Section 3.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 3.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 3.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.
     Section 3.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 3.14. Specific Performance. The parties hereto agree that each of Parent and Merger Subsidiary would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement, and that each of Parent and Merger Subsidiary would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Subsidiary shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.
     Section 3.15. Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Shareholder to attempt to) limit or restrict any Shareholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to each Shareholder solely in each Shareholder’s capacity as a shareholder of the Company).

     Section 3.16. Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORACLE CORPORATION

By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President General Counsel and Secretary

HOTROD ACQUISITION CORPORATION

By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	President and Chief Executive Officer

HENRY R. AUTRY

/s/ Henry. R. Autry

NANCI E. CALDWELL

/s/ Nanci E. Caldwell

TERRY H. CARLITZ

/s/ Terry H. Carlitz

MARK COCHRAN

/s/ Mark Cochran

YORGEN H. EDHOLM

/s/ Yorgen H. Edholm

YORGEN EDHOLM TRUSTEE FOR YORGEN EDHOLM GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Yorgen H. Edholm

Name: Yorgen H. Edholm Title: Trustee

ROBERT GERSTEN

/s/ Robert Gersten

GARY G. GREENFIELD

/s/ Gary Greenfield

HEIDI MELIN

/s/ Heidi Melin

JOHN S. RICCITIELLO

/s/ John S. Riccitiello

JEFFREY RODEK

/s/ Jeffrey Rodek

RODEK FAMILY TRUST U/A/D 4/8/98

By:	/s/ Jeffrey Rodek

Name: Jeffrey Rodek Title: Trustee

GODFREY R. SULLIVAN

/s/ Godfrey R. Sullivan

SULLIVAN REVOCABLE TRUST U/A/D 12/5/00

By:	/s/ Godfrey R. Sullivan

Name: Godfrey R. Sullivan
Title: Trustee

JONATHAN TEMPLE

/s/ Jonathan Temple

ROBIN WASHINGTON

/s/ Robin Washington

MAYNARD G. WEBB

/s/ Maynard G. Webb